AGENCY, CO-OCCUPANCY AND OPERATING AGREEMENT

This Agency, Co-Occupancy and Operating Agreement (this “Agreement”) is executed effective as of April 7, 2008 (the “Effective Date”), by and between Demitri Samaha, an individual (“Samaha”), Samaha Foods, Inc., a California corporation (“Samaha Foods”), Java Universe, LLC, a California limited liability company (“Java Universe”), and JDCO, Inc., a California corporation (“JDCO”).

Recitals:

A. Samaha is currently the tenant under that certain Lease with Wells Fargo Bank, N.A., as Trustee for Goodwin Family Memorial Trust (“Landlord”), dated as of May 1, 2002, as amended by that certain First Amendment to Lease dated as of January 9, 2007 (as amended, the “Lease”), with respect to that certain premises commonly known as 8948 West Santa Monica Blvd., West Hollywood, California 90069 (the “Premises”);

B.  The California Alcohol Beverage Control Board liquor license for use in the Premises (the “Liquor License”) is held by Samaha Foods;

C.  Pursuant to that certain Asset Purchase Agreement of even date herewith (the “APA”) by and among JDCO, Java Universe, Java Detour, Inc., a Delaware corporation and parent of JDCO (“Java Detour”), and Elie Samaha and Joseph Merhi, Java Detour is issuing certain shares of its common stock to Java Universe in exchange for, among other consideration, the right to assume from Java Universe occupancy and operations of the existing Java Detour® store in the Premises, as the agent and on behalf of Java Universe.

D. As a condition of JDCO entering into the APA, JDCO has requested that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) paid by JDCO to Java Universe, the receipt of which is hereby acknowledged, and other good and valuable consideration, intending to be legally bound hereby, it is hereby covenanted, stipulated and agreed as follows:

1. The foregoing recitals are incorporated herein and are made a part of the covenants and conditions of this Agreement.

2. Each of Java Universe and Samaha hereby designates JDCO as its agent for all purposes hereunder, and hereby grants unto JDCO the exclusive right to co-occupy and operate the Premises on behalf of each of Java Universe and Samaha for so long as the Lease is in effect, or until such time as JDCO’s occupancy rights are terminated as provided herein, whichever comes first.  JDCO’s rights as agent granted under this Section 2 shall not be assigned or transferred without the written consent of Java Universe, which consent shall not be unreasonably withheld or delayed.

3. Java Universe and Samaha shall provide JDCO with immediate and exclusive access to the Premises following the Effective Date.  JDCO shall have the sole right to make all decisions with respect to the Java Detour® store in the Premises, including without limitation with respect to all operational, personnel, and management matters.  JDCO shall operate the Premises in a manner consistent with other similar stores operated by JDCO, and in a manner so as to not cause any defaults by Samaha under the Lease.

4. JDCO shall directly reimburse Samaha for the amounts paid by Samaha to Landlord as Minimum Rent and Additional Rent (as such terms are defined in the Lease) on a monthly basis, upon receipt from Samaha of evidence of payment of such rent to the Landlord, such reimbursement to be paid by JDCO immediately on the same business day of receipt of evidence of payment.  Samaha shall continue to make such payments of Minimum Rent and Additional Rent directly to Landlord as required by the Lease in a timely manner so as to avoid any delinquencies due to late payments.

5. In the event that JDCO creates a situation on the Premises that causes a default to occur under the provisions of the Lease, and Samaha receives written notice of same from Landlord, Samaha shall immediately deliver such notice to JDCO and JDCO shall promptly cure such default on behalf of Samaha.  If JDCO fails to cure such default within the amount of time given Samaha under the Lease to cure same minus one (1) business day, then Samaha may take such actions as are necessary and appropriate under the situation to cure such default, and JDCO shall reimburse Samaha for the amounts reasonably incurred in doing so within thirty (30) days after receipt of a written and reasonably detailed invoice therefor.  If any such default (written notice of which has been received by JDCO in a timely manner) is not cured by JDCO and Landlord commences eviction efforts or pursues other remedies available to it under the Lease, Samaha and/or Java Universe shall have the right to terminate this Agreement by delivering a written termination notice thereof to JDCO; provided, that exercise of such termination right shall not require Java Universe to return, forfeit or transfer any shares of Common Stock of Java Detour issued to Java Universe or its designees and affiliates pursuant to the APA and the Termination Agreement (as defined in the APA).

6. Samaha and/or Java Universe shall have the right, at any time during the period commencing eighteen (18) months after the Effective Date and ending upon termination of this Agreement, to engage an independent commercially qualified business appraiser (the “Appraiser”) to determine whether Java Detour has a negative net worth, such Appraiser to be selected by Java Universe with JDCO’s prior written consent, such consent not to be unreasonably withheld or delayed.  In the event that the Appraiser determines that Java Detour has a negative net worth and such negative net worth continues for at least 150 consecutive days from the date of such Appraiser’s initial report, Samaha and/or Java Universe shall have the right to terminate this Agreement upon delivery of a written termination notice (“Termination Notice”) to JDCO along with a copy of the Appraiser’s initial and final report confirming Java Detour’s negative net worth during the 150-day period in question.  Java Universe, Samaha and JDCO acknowledge and agree that any and all costs associated with engaging an Appraiser shall be borne by Java Universe.  For purposes of this Agreement, “negative net worth” shall mean that total liabilities exceed the greater of the fair market value of total assets or the book value of total assets.  Upon delivery of a Termination Notice hereunder: (i) JDCO’s right to occupy and operate the Premises shall cease immediately, (ii) JDCO shall promptly return full and exclusive occupancy of the Premises to Samaha, and (iii) Java Universe shall immediately forfeit, return, and transfer to Java Detour any and all shares of Common Stock of Java Detour issued to Java Universe or its designees and affiliates pursuant to the APA and the Termination Agreement (as defined in the APA).  Notwithstanding anything to the contrary, in the event that the average trading price of the Java Detour Common Stock as quoted on Pink Sheets (or such other stock exchange as Java Detour may be trading on at such time) shall be equal to or greater than Five Dollars ($5.00) per share for at least a ninety (90)-day period, any and all Appraiser and termination rights granted to Samaha and/or Java Universe pursuant to this Section 6 shall terminate and be of no further force and effect; provided, that in connection with the termination of such rights hereunder, the Lock-up Restrictions (as such term is defined in applicable agreement referenced below) shall be removed from the shares of Common Stock issued to Java Universe and/or Charles Tover under the APA, Termination Agreement and Tover Finder’s Agreement (all as defined in the APA), as applicable.

7. Nothing contained herein shall be deemed to constitute a transfer of the Liquor License by Samaha Foods.  Samaha Foods agrees that it will not voluntarily transfer the Liquor License to any party during the term of this Agreement, and that the Liquor License shall be used by JDCO, in its capacity as agent for Java Universe and Samaha, in its operation of the Premises.  In the event that the Liquor License is revoked by the California Alcohol Beverage Control Board or Samaha Foods otherwise relinquishes or loses control of, or authority to use, the Liquor License for the sale of alcoholic beverages on the Premises (“License Triggering Event”), and such revocation, relinquishment or loss of control or use is caused by any reason other than JDCO’s actions on the Premises, then Java Universe shall immediately forfeit, return, and transfer to Java Detour One Hundred Thousand Dollars ($100,000) in shares of Common Stock (as defined in the APA) of Java Detour issued to Java Universe pursuant to the APA, such shares valued at the average trading price of the Java Detour Common Stock as quoted on Pink Sheets (or such other stock exchange as Java Detour may be trading on at such time) for the thirty (30)-day period immediately preceding the date of the License Triggering Event.  In the event that Samaha Foods loses the Liquor License during the term of this Agreement because of acts for which JDCO is solely responsible, then Java Detour shall issue to Java Universe One Hundred Thousand Dollars ($100,000) in shares of Common Stock, such shares valued at the average trading price of the Java Detour Common Stock as quoted on Pink Sheets (or such other stock exchange as Java Detour may be trading on at such time) for the thirty (30)-day period immediately preceding the License Triggering Event.

8. All notices, demands and requests required or permitted to be given under this Agreement must be in writing and must be delivered personally, or by prepaid nationally recognized overnight courier, or by deposit in the United States mail, prepaid and certified or registered mail, return receipt requested, addressed in each instance to JDCO, Java Universe or Samaha, as the case may be, at the following addresses:

To JDCO:                       JDCO, Inc.
1550 Bryant Street
Suite 500
San Francisco, CA 94103
    Attn:  Michael Binninger

To Java Universe:        Java Universe, LLC
        8228 Sunset Blvd., Suite 102
        West Hollywood, CA 90046
        Attn:  Carol Braidi

To Samaha:                   Demitri Samaha
        8228 Sunset Blvd., Suite 102
        West Hollywood, CA 90046

To Samaha Foods:       c/o Demitri Samaha
        8228 Sunset Blvd., Suite 102
        West Hollywood, CA 90046

Each such notice, demand or request shall be deemed to have been given as of the date the same is personally delivered to the party to be notified or the date the same is delivered to the address designated hereunder for the party to be notified, as the case may be; provided, however, that rejection or refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request.  Each party shall have the right from time to time and at any time upon at least ten (10) days’ written notice thereof, to change its respective address, and each party shall have the right to specify as its address any other address within the United States of America.

9. If either of the parties at any time fails to perform any of its obligations, covenants or conditions stated in this Agreement in the manner and at the time required to be performed hereunder, then the other party, their agents or representatives, may, if such failure continues for a period in excess of ten (10) days after written notice thereof to the other party perform any and all of such obligations for and on behalf of the non-performing party; whereupon, such non-performing party shall pay to the performing party all reasonable costs incurred by such party to perform such obligations, together with a ten percent (10%) administrative fee.  The rights and remedies set forth above are cumulative and are in addition to any other remedies available in law or in equity, including, if applicable, the right to restrain by injunction any violation or threatened violation of the terms and provisions hereof and by decree to compel performance of any such terms and provisions, it being agreed that the remedy at law for such breach is not adequate.  Notwithstanding the foregoing, in the event that any act or omission of Samaha causes a default under the Lease beyond any applicable notice and cure period, and Landlord terminates the Lease and/or Samaha’s right of possession thereunder, and such default is independent of JDCO’s occupancy and operation of the Premises and not otherwise caused by the default of JDCO under this Agreement, then Java Universe shall immediately forfeit, return, and transfer to Java Detour the following shares of Common Stock of Java Detour issued to Java Universe pursuant to the APA:

If Lease is Terminated or Possession Lost:	Java Universe Forfeits:
Effective Date through day immediately preceding 1st Anniversary of Effective Date	700,000 shares
1st Anniversary of Effective Date through day immediately preceding 2nd Anniversary of Effective Date	600,000 shares
2nd Anniversary of Effective Date through day immediately preceding 3rd Anniversary of Effective Date	500,000 shares
3rd Anniversary of Effective Date through day immediately preceding 4th Anniversary of Effective Date	400,000 shares
4th Anniversary of Effective Date through day immediately preceding 5th Anniversary of Effective Date	300,000 shares
5th Anniversary of Effective Date through day immediately preceding 6th Anniversary of Effective Date	200,000 shares
6th Anniversary of Effective Date through day immediately preceding 7th Anniversary of Effective Date	100,000 shares

10. This Agreement shall be governed by the laws of the State of California.

11. This Agreement sets forth all the covenants, promises, agreements, conditions and understandings between the parties concerning the subject matter of this Agreement and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as herein set forth.  Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by them.

12. This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement and the rights, interests and obligations under this Agreement may not be assigned by operation of law or otherwise by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed in any event.

13. In the event that any provision of this Agreement shall be construed as or declared to be invalid, unenforceable, or unconstitutional then such invalidity, unenforceability or unconstitutionality shall not affect the remaining provisions of this Agreement and the remaining provisions shall be given full force and effect as if the invalid, unenforceable or unconstitutional provision did not exist.

14. The failure of either party to enforce any provision of this Agreement at any time shall in no way be construed to be a waiver of such provision nor in any way affect the validity of this Agreement or any part thereof, nor the right of any party thereafter to enforce each and every such provision.

15. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

EXECUTED as of the Effective Date first written above.

JDCO:

JDCO, Inc.,
a California corporation

By:  /s/ Michael Binninger
Name:  Michael Binninger
Title: Chief Executive Officer

Java Universe:

Java Universe, LLC,
a California limited liability company

By: /s/ Joseph Merhi
Name: Joseph Merhi
Title: Manager

By: /s/ Elie Samaha
Name: Elie Samaha
Title: Manager

Samaha:

/s/ Demetri Samaha
Name: Demitri Samaha

Samaha Foods:

Samaha Foods, Inc.,
a California corporation

By:  /s/ Elie Samaha
Name: Elie Samaha
Title: President

Signature Page to Agency, Co-Occupancy and Operating Agreement Page